Exhibit 10.25

Translation from the Hebrew

Amendment

to the Employment Agreement dated August 7th, 2008

by and between

Teva Pharmaceutical Industries Ltd. and Eyal Desheh

This Amendment (this “Amendment”) is made this __ day of October, 2012, by and among Teva Pharmaceutical Industries Ltd. (the “Company”) and Eyal Desheh, bearer of Israeli ID number 051220309 (the “Executive”) to the Employment Agreement entered into between the Company and Executive dated August 7th, 2008, as amended on August 7th, 2008 (the “Agreement”).

Whereas, the Company and Executive have entered into the Agreement; and

Whereas, the Parties wish to amend certain terms of the Agreement as set forth below.

Now therefore, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Except as expressly set-forth in this Amendment, all terms and conditions of the Agreement shall continue in full force and effect.

2.	A new Section 21A shall be inserted into the Agreement immediately following section 21 and shall provide as follows:

“In consideration for the Executive’s undertaking set forth in Section 21 and any other non-compete obligations undertaken by the Executive, and subject to compliance therewith, following the termination of the Executive’s employment with the Company (except pursuant to the Executive’s death) the Executive shall receive an amount equal to twelve (12) times the Executive’s then current Gross Salary , to be paid in twelve (12) equal monthly installments.

Notwithstanding the foregoing, in the event that the Executive’s employment is terminated by the Company for Cause in accordance with the provisions of Section 14(b), the Company shall have sole discretion to determine whether or not the Executive shall receive the aforesaid payment described in this Section 21A above.

Notwithstanding the foregoing, in the event that the Executive materially breaches any provision of Section 21 hereof, the payment described in this Section 21A above shall immediately cease, and the Company shall be entitled to reclaim any amounts already paid in accordance therewith, and the Company shall have no further obligations to the Executive with respect thereto, without derogating from any other rights or remedies available to the Company pursuant to the Agreement or applicable law in respect of such breach.

It is hereby agreed and clarified that. when determining the Executive’s non-competition undertaking. the parties took into account the payment to which the Executive is entitled pursuant hereto, which is being made in consideration for such undertaking and subject to compliance therewith.”

3.	A new Section 21B shall be inserted into the Agreement immediately following section 21A and shall provide as follows:

“Change of Control”

If the Executive’s employment is terminated by the Company without cause within one (1) year following a merger of the Company with another entity.

Translation from the Hebrew

pursuant to which merger the Company is not the surviving entity. and such termination is as a result of such merger, the Company shall pay the Executive an additional severance payment [in addition to any severance amounts to which the Executive is entitled pursuant to the terms of this Agreement] in an amount equal to one and one-half million dollars ($1,500,000) (the “Change of Control Severance Payment”). The Change of Control Severance Payment shall be paid to the Executive in NIS calculated according to the NIS-US Dollar rate of exchange last published by the Bank of Israel, in a lump sum on the next regular payroll date immediately following the sixtieth (60th) day after the date of termination.”

4.	This Amendment may be executed in multiple counterparts, each of which will be deemed to be an original and all of which will be deemed to be a single agreement

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

/s/ Teva Pharmaceutical Industries Ltd.	/s/ Eyal Desheh
Teva Pharmaceutical Industries Ltd.	Eyal Desheh